MANUFACTURERS’ SERVICES LIMITED

THIRD AMENDMENT TO FIRST AMENDED AND RESTATED
CREDIT AGREEMENT

This THIRD AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of October 18, 2001 and entered into by and among Manufacturers’ Services Limited, a Delaware corporation (“Company”), the financial institutions listed on the signature pages hereof, Bank of America, N.A., as Administrative Agent, as Collateral Agent, and as Issuing Lender, Credit Suisse First Boston (successor in interest to DLJ Capital Funding, Inc.), as Syndication Agent, and ABN AMRO Bank N.V. and Barclays Bank PLC, as Co-documentation Agents, and is made with reference to that certain First Amended and Restated Credit Agreement, dated as of September 29, 2000, as amended by a First Amendment dated as of October 25, 2000 and a Second Amendment dated as of March 2, 2001 (the “Credit Agreement”), by and among Company, Lenders, Credit Suisse First Boston (successor in interest to DLJ Capital Funding, Inc.), as Syndication Agent, and Bank of America, N.A., as Administrative Agent, as Collateral Agent and as Issuing Lender, and ABN AMRO Bank N.V. and Barclays Bank PLC, as Co-documentation Agents.  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, Company and Lenders have agreed to amend certain provisions of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.                     AMENDMENTS TO THE CREDIT AGREEMENT

1.1                Amendment to Subsection 1.1:  Certain Defined Terms.

A.                  Subsection 1.1 of the Credit Agreement is hereby amended, effective as of September 30, 2001, by deleting the definition of “Borrowing Base” and inserting the following in lieu thereof:

“Borrowing Base” means, as at any date of determination, (i) the least of (a) until the Field Audit required to be delivered in the Fiscal Year ending December 31, 2002 is delivered to Lenders, the product of (1) all Eligible Accounts Receivable and all Eligible Inventory of Company and its Domestic Subsidiaries and (2) the advance rates shown in the OLV Assessment  (until delivery of the OLV Assessment, such product shall be deemed to equal the amount calculated pursuant to clause (i)(c)), (b) the product of (x) all Eligible Accounts Receivable and all Eligible Inventory of Company and its Domestic Subsidiaries and (y) the advance rates shown in the most recent Field Audit delivered to Lenders and (c) the sum of (85% of all Eligible Accounts Receivable of Company and its Domestic Subsidiaries and 35% of all Eligible Inventory of Company and its Domestic Subsidiaries) plus, (ii) if the Senior Leverage Ratio is 2.25:1.00 or below (for purposes of this definition, the Senior Leverage Ratio shall be the lesser of the calculation on an Annualized Basis and an LTM Basis), the lesser of (a) (1) the sum of 40% of all Eligible Accounts Receivable of Company’s Foreign Subsidiaries and (2) 15% of all Eligible Inventory of Company’s Foreign Subsidiaries and (b) $50,000,000 minus (iii) the outstanding principal amount of the Term Loans.  Notwithstanding any other provision of this Agreement, the percentages set forth in the definition of this term prior to the Second Amendment Effective Date may not be increased without the consent of all of the Lenders.

B.                  Subsection 1.1 of the Credit Agreement is hereby amended, effective as of September 30, 2001, by deleting the definition of “Consolidated EBITDA” and inserting the following in lieu thereof:

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), (vii) charges incurred in such period related to litigation with Lockheed Martin Corporation in an amount not in excess of $6,000,000 in the aggregate for all periods, (viii) for purposes other than subsection 2.2, (a) cash restructuring charges in an amount not in excess of $25,000,000 in the aggregate for the two Fiscal Quarters ended December 31, 2001 and (b) transaction expenses (including any break-up fee) paid in such period due to the failure to consummate the MCMS Acquisition, not to exceed $4,000,000 in the aggregate for all periods and (ix) Transaction Costs, but only, in the case of clauses (ii) - (ix), to the extent deducted in the calculation of Consolidated Net Income, less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP, provided that for purposes of other than subsection 2.2, all components of Consolidated EBITDA for any period shall, without duplication, include or exclude, as the case may be, such components of Consolidated EBITDA attributable to any business or assets that have been acquired or disposed of (and any related Indebtedness that has been incurred or repaid) by Company or any of its Subsidiaries after the first day of such period and prior to the end of such period, as determined in good faith by Company on a pro forma basis for such period as if such acquisition or disposition had occurred and related Indebtedness had been incurred or repaid on such first day of such period.

C.                  Subsection 1.1 of the Credit Agreement is hereby further amended, effective as of September 30, 2001, by deleting the definition of “Consolidated Net Worth” and inserting the following in lieu thereof:

“Consolidated Net Worth” means, as at any date of determination, the sum of capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP plus any restructuring charges not to exceed $80,000,000 in the aggregate for the two Fiscal Quarters ended December 31, 2001, plus transaction expenses (including any break-up fee) due to the failure to consummate the MCMS Acquisition, not to exceed $4,000,000 in the aggregate for all periods, to the extent deducted in the determination of retained earnings.

D.                  Subsection 1.1 of the Credit Agreement is hereby further amended by amending the definition of “Eligible Accounts Receivable” as follows:  (a) deleting the word “and” at the end of clause (xiii) thereof, (b) deleting the “.” at the end of clause (xiv) and substituting “;” therefor, and (c) adding the following clauses (xv) and (xvi) at the end thereof:

“(xv)  Accounts Receivable with respect to which the customer is a creditor of Company or a Subsidiary of Company, has or has asserted a right of setoff against any such Person, or has disputed its liability or otherwise has made any claim with respect to such Accounts Receivable or any other Account Receivable that has not been resolved, in each case to the extent of the amount owed by Company or any Subsidiary of Company to such customer, the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be; and

(xvi)  Accounts Receivable due from customers other than International Business Machines Corporation that are in the business of manufacturing personal digital assistants to the extent that such Accounts Receivable exceed an amount equal to $50,000,000 per customer in the aggregate.”

E.                   Subsection 1.1 of the Credit Agreement is hereby amended by adding the following definitions:

“Annualized Basis” means a calculation of Consolidated EBITDA for any four-Fiscal Quarter period obtained by multiplying (i) Consolidated EBITDA for the most recently ended Fiscal Quarter of such period by (ii) four.

“Control Account”means a Deposit Account of Company or a Domestic Subsidiary that is subject to a Control Agreement.

“Control Agreement”means an agreement, satisfactory in form and substance to Collateral Agent and executed by the financial institution at which a Deposit Account is maintained, pursuant to which such financial institution confirms and acknowledges Collateral Agent’s security interest in such Deposit Account and agrees that the financial institution will comply with instructions originated by Collateral Agent as to disposition of funds in the Deposit Account, without further consent by Company or any Subsidiary.

“Field Audit” means the annual audit of Accounts Receivable and Inventory of Company and its Subsidiaries conducted pursuant to subsection 6.5C.

“LTM Basis” means a calculation of Consolidated EBITDA for any four-Fiscal Quarter period obtained by adding the components of Consolidated EBITDA for such period.

“MCMS Acquisition” means the proposed acquisition by Company and its Subsidiaries of certain foreign and domestic assets of MCMS, Inc.

“OLV Assessment” has the meaning assigned to that term in subsection 6.10.

1.2                Amendment to Subsection 2.2:  Interest on the Loans

A.                  Subsection 2.2A(i) is hereby amended by deleting the table set forth therein in its entirety and inserting the following in lieu thereof:

Tier	Ratings	Consolidated Leverage Ratio	LIBOR Margin	Base Rate Margin
1	BB+/Ba1 or higher	<0.75:1.00	2.75%	1.75%
2	BB/Ba2	>0.75:1.00 <1.25:1.00	3.00%	2.00%
3	BB-/Ba3	>1.25:1.00 <1.75:1.00	3.25%	2.25%
4	BB-/Ba3	>1.75:1.00 <2.50:1.00	3.50%	2.50%
5	B+/B1 or lower	>2.50:1.00	3.75%	2.75%

For purposes of the foregoing, the Consolidated Leverage Ratio shall be calculated using the LTM Basis.

B.                  Subsection 2.2A of the Credit Agreement is hereby amended by deleting clause (iv) thereof and inserting the following in lieu thereof:

“(iv)  Subject to the provisions of subsections 2.2E, 2.2G and 2.7 the Acquisition Term Loans shall bear interest through maturity as follows:

(a)  if a Base Rate Loan, then at the sum of the Base Rate plus 4.00% per annum; and

(b)     if a LIBOR Loan, then at the sum of LIBOR plus 5.00% per annum.”

1.3                Amendment to Subsection 2.10:  Increased Commitments; Term Loans; Additional Lenders

Subsection 2.10(d) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(d)  No Commitments of any Lender shall be increased, pursuant to the Increased Commitments Agreement or otherwise, without the consent of Requisite Lenders and such Lender.  No Lender or Agent shall be obligated to increase its Commitments by reason of a request of Company pursuant to this subsection 2.10.”

1.4                Amendment to Section 6:  Company’s Affirmative Covenants

A.                  Subsection 6.1(ii) is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(ii)  Monthly and Quarterly Financials:  as soon as available and in any event within 20 days after the end of each month and within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year,  the consolidated balance sheet of Company and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;”

B.                  Subsection 6.5C is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“C.  Audits of Inventory and Accounts Receivable.  Company shall, and shall cause each of its Subsidiaries to, permit any Person designated by Syndication Agent in consultation with Administrative Agent to conduct an audit of all Inventory and Accounts Receivable of Company and its Subsidiaries once during each Fiscal Year (or, if an Event of Default has occurred and is continuing, once during each Fiscal Quarter).  The results of the first Field Audit shall be delivered on or prior to December 31, 2000, the results of the Field Audit for Fiscal Year 2001 shall be delivered on or prior to December 13, 2001 and the results of subsequent Field Audits shall be delivered on or prior to December 31 of each Fiscal Year.  Each Field Audit shall be satisfactory in scope and substance to Collateral Agent, all upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested.”

C.            Section 6 is hereby further amended by adding the following as subsection 6.10:

“6.10  Orderly Liquidation Value Assessment.  Company shall, and shall cause each of its Subsidiaries to, permit an assessor selected by Syndication Agent in consultation with Administrative Agent to conduct an orderly liquidation value assessment of all Eligible Accounts Receivable and all Eligible Inventory of Company and its Domestic Subsidiaries (“OLV Assessment”), no later than December 13, 2001.”

D.                  Section 6 is hereby further amended by adding the following as subsection 6.11:

“6.11    Cash Management.

A.  Control Agreements and Control Accounts.  (i) On or prior to December 13, 2001, Company shall, and shall cause each of its Domestic Subsidiaries to, use and maintain its Deposit Accounts and cash management systems, and establish and maintain Control Accounts, in a manner reasonably satisfactory to Collateral Agent.  Company shall not permit any of such Deposit Accounts at any time to have a principal balance in excess of $1,000,000 unless Company or such Domestic Subsidiary, as the case may be, has (a) delivered to Collateral Agent a Control Agreement and (b) taken all other steps necessary or, in the opinion of Collateral Agent, desirable to ensure that Collateral Agent has a perfected security interest in such Deposit Account; provided that if Company or such Domestic Subsidiary is unable to obtain a Control Agreement from such financial institution Company shall, or shall cause such Domestic Subsidiary to, within 30 days after receiving a written request by Collateral Agent to do so, transfer all amounts in the applicable Deposit Account to a Control Account.  After December 13, 2001, Company shall not permit the aggregate amount on deposit in all Deposit Accounts of Company and of its Domestic Subsidiaries (other than a Control Account or Deposit Accounts maintained with Collateral Agent) at any time to exceed $2,500,000.

(ii)  Company shall not, and shall not permit any of its Domestic Subsidiaries to, close any Control Account or any other Deposit Account or open a new Deposit Account unless it shall have (a) notified Collateral Agent in writing at least 30 days (or such lesser number of days as may be agreed to by Collateral Agent) prior to the proposed closing or opening, and (b) entered into a Control Agreement with the applicable financial institution.

B.  Payments into Control Accounts.  (i) Company shall, and shall cause each of its Domestic Subsidiaries to, as soon as practicable and in any event on and after December 13, 2001 deliver such notices to its customers and take all such other actions as may reasonably be necessary to cause all payments in respect of such Person’s Accounts Receivable to be made directly to a Control Account.

(ii)  In the event that Company or any of its Domestic Subsidiaries receives any check, cash, note or other instrument representing payment of an Account Receivable, Company shall, or shall cause such Subsidiary to, hold such item in trust for Collateral Agent and shall, as soon as practicable (and in any event within one Business Day) after receipt thereof, cause such item to be deposited into a  Control Account with any necessary endorsements.

C.  Other Information concerning Accounts Receivable.  Company shall, at such intervals as Collateral Agent may reasonably request, furnish such statements, schedules and/or information as Collateral Agent may request relating to Company’s and its Domestic Subsidiaries’ Accounts Receivable and the collection, deposit and transfer of payments in respect thereof, including, without limitation, all invoices evidencing such Accounts Receivable.

1.5                Amendment to Subsection 7.1:  Indebtedness

Subsection 7.1 of the Credit Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding the provisions of Section 2 of the Second Amendment to this Credit Agreement, dated as of March 2, 2001 among Company, Syndication Agent, Administrative Agent and the Lenders party thereto, Company may not issue the 2001 Notes without the consent of Requisite Lenders.”

1.6          Amendment to Subsection 7.3:  Investments; Acquisitions

A.            Subsection 7.3(v) is hereby amended by deleting in its entirety and inserting the following in lieu thereof:

“(v)  Company and its Subsidiaries may acquire assets (including Capital Stock (and including Capital Stock of Subsidiaries formed in connection with any such acquisition)) having a fair market value not in excess of $2,500,000 in the aggregate (including, in each case, any Indebtedness assumed, but excluding in each case the value of any Capital Stock of Company issued as consideration in any such transaction) and continue to own such assets after the acquisition thereof provided that (x) no Event of Default or Potential Event of Default shall exist and be continuing after giving effect to such acquisition, (y) Company shall, and shall cause its Domestic Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 with respect to each such acquisition that results in a Person becoming a Subsidiary and (z) Company may not consummate the MCMS Acquisition without the consent of Requisite Lenders.”

B.            Subsection 7.3(vii) is hereby deleted.

1.7          Amendment to Subsection 7.6:  Financial Covenants

A.            Subsection 7.6B of the Credit Agreement is hereby amended, effective as of September 30, 2001, by deleting it in its entirety and inserting the following in lieu thereof:

“Minimum Fixed Charge Coverage Ratio.  Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges for any four-Fiscal Quarter period ending on the dates set forth below to be less than 1.25:1.00, whether calculated on an Annualized Basis or an LTM Basis.”

B.            Subsection 7.6C of the Credit Agreement is hereby amended, effective as of September 30, 2001, by deleting it in its entirety and inserting the following thereof:

“Maximum Consolidated Leverage Ratio.  Company shall not permit the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter to exceed 3.25:1.00, in each case whether calculated on an Annualized Basis or an LTM Basis.”

C.            Subsection 7.6D of the Credit Agreement is hereby amended, effective as of September 30, 2001, by deleting it in its entirety and inserting the following in lieu thereof:

“Maximum Senior Leverage Ratio.  Company shall not permit the Senior Leverage Ratio as of the last day of the most recently ended Fiscal Quarter (i), for each Fiscal Quarter ending on or prior to June 30, 2002, to exceed 2.50:1.00, and (ii), for each Fiscal Quarter ending on or subsequent to September 30, 2002, to exceed 2.75:1.00, in each case whether calculated on an Annualized Basis or an LTM Basis.”

D.            Subsection 7.6E of the Credit Agreement is hereby amended, effective as of September 30, 2001, by deleting it in its entirety and inserting the following in lieu thereof:

“Minimum Consolidated Net Worth.  Company shall not permit Consolidated Net Worth at any time to be less than:  the sum of (i) $171,324,000, (ii) 75% of Consolidated Net Income of Company and its Subsidiaries for each Fiscal Quarter for which financial statements are available, commencing with the Fiscal Quarter ending on September 30, 2000; provided that for purposes of this calculation, (a) there shall be added to Consolidated Net Income for each of the two Fiscal Quarters ended September 30, 2001 and December 31, 2001 the restructuring charges for such Fiscal Quarter and transaction expenses related to the MCMS Acquisition (in each case as referenced in the definition of Consolidated Net Worth) and (b) if Consolidated Net Income for a Fiscal Quarter (as adjusted pursuant to clause (a)) is a negative number, Consolidated Net Income shall equal zero, and (iii) 75% of proceeds (net of costs and expenses associated therewith) of equity Securities issued by Company and its Subsidiaries after July 1, 2000.”

1.8          Amendment to Subsection 11.2:  Expenses

Subsection 11.2 of the Credit Agreement is hereby amended by deleting clause (vi) thereof and inserting the following in lieu thereof:

“(vi) the costs of any audits or reports provided for under subsection 6.5C with respect to Inventory or Accounts Receivable of Company and its Subsidiaries and the costs of custody or preservation of the Collateral, including the costs of conducting any OLV Assessment provided for under subsection 6.10;”

1.9          Amendment to Exhibits

A.            Exhibit VI to the Credit Agreement is hereby amended by deleting it in its entirety and inserting Exhibit VI hereto in lieu thereof.

B.            Exhibit XIV to the Credit Agreement is hereby amended by deleting it in its entirety and inserting Exhibit XIV hereto in lieu thereof.

Section 2.              CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective only as provided in Section 5 and upon satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Third Amendment Effective Date”).  Company shall deliver to Administrative Agent the following:

1.        Resolutions of the Board of Directors of Company, approving and authorizing the execution, delivery and performance of this Amendment, certified as of the Third Amendment Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

2.        Signature and incumbency certificates of the officers of Company; and

3.        Opinions of counsel to Company in form and substance satisfactory to the Agents and their counsel.

Section 3.              MISCELLANEOUS

(a)           On the Third Amendment Effective Date, Company shall pay to each Lender executing this Amendment a fee equal to .50% of the Commitment of such Revolving Lender and .50% of the outstanding principal amount of Term Loans of such Term Loan Lender, one-half of which shall be payable in cash, and one-half of which shall be added to the principal amount of such Lender’s outstanding Loans.  Company acknowledges that the unpaid aggregate principal amount of each Lender’s Loans on the Third Amendment Effective Date shall equal the unpaid aggregate principal amount of such Lender’s Loans immediately prior to the Third Amendment Effective Date plus an amount equal to .25% multiplied by the amount of such Lender’s Commitment (in the case of Revolving Lenders) and/or such Lender’s Term Loans (in the case of Term Loan Lenders).

(b)                 Company acknowledges that all costs, fees and expenses as described in subsection 11.2 of the Credit Agreement incurred by Agents and their counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.

Section 4.              REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce Lenders to enter into this Amendment, Company hereby represents, warrants and agrees that after giving effect to this Amendment:

(a)           as of the date hereof, there exists no Event of Default or Potential Event of Default under the Credit Agreement;

(b)           all representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date; and

(c)           as of the date hereof, there is no pending or, to the knowledge of Company, threatened action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 5.              COUNTERPARTS; EFFECTIVENESS

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Subject to the provisions of Section 2, this Amendment shall become effective upon the execution of counterparts hereof by Company, Administrative Agent, Collateral Agent, Syndication Agent, Requisite Lenders, and in each case, receipt by Company, Administrative Agent, Collateral Agent and Syndication Agent of written notification of such execution and authorization of delivery thereof.

Section 6.              REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS

On and after the Third Amendment Effective Date:

(a)           each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby;

(b)           except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed; and

(c)           the execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Collateral Agent, Administrative Agent, Syndication Agent or any of the Lenders under the Credit Agreement or any of the other Loan Documents.

Section 7.              GOVERNING LAW

THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5–1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Section 8.              ACKNOWLEDGEMENT AND CONSENT BY GUARANTORS

Each guarantor listed on the signature pages hereof (“Guarantors”) hereby acknowledges that it has read this Amendment and consents to the terms thereof, and hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of each Guarantor under its applicable Guaranty shall not be impaired or affected and the applicable Guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

[The remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:	MANUFACTURERS’ SERVICES LIMITED

By: /s/ R.L. Buckingham
Title: Vice President and Treasurer

ADMINISTRATIVE AND
COLLATERAL AGENT:	BANK OF AMERICA, N.A.
as Administrative Agent and as Collateral Agent

	By:	/s/ James P. Johnson
	Title:	Managing Director

LENDERS:
BANK OF AMERICA, N.A.,
individually and as Issuing Lender

	By:	/s/ James P. Johnson
	Title:	Managing Director

CREDIT SUISSE FIRST BOSTON (successor in interest to DLJ Capital Funding, Inc.), individually and as Syndication Agent

	By:	/s/ Vitaly G. Butenko	/s/ Bill O’Daly
	Title	Asst. Vice President	Vice President

ABN AMRO Bank N.V.
By: /s/ Lynn R. Schade
Title: Vice President

By: /s/ Jana Dombrowski
Title: Vice President

The Bank of Nova Scotia
By: /s/ T.M. Pitcher
Title: Authorized Signatory

Barclays Bank Plc
By: /s/ John Giannone
Title: Director

CIBC World Markets Corp., as Agent
By: /s/ Stepahnie E. DeVane
Title: Executive Director

The Chase Manhattan Bank
By: /s/ Robert M. Dellatorre
Title: Vice President

Citizens Bank of Massachusetts
By: /s/ R. Scott Haskell
Title: Vice President

Erste Bank of New York Branch
By: /s/ Robert J. Wagman
Title: Vice President

By: /s/ John S. Runnion
Title: Managing Director

GMAC Commercial Credit, LLC
By: /s/ illegible
Title: SVP

IBM Credit Corporation
By: /s/ illegible
Title: Manager of Credit

The Provident Bank
By: /s/ Marshall M. Stuart
Title: Vice President

UPS Capital Corporation
By: /s/ Charles Johnson
Title: Sr. V.P.

Black Diamond Clo 1996-1 Ltd
By: /s/ Alan Corkish
Title: Director

Black Diamond Clo 2000-1 Ltd
By: /s/ Alan Corkish
Title: Director

Black Diamond International Funding Ltd
By: /s/ Alan Corkish
Title: Director

Citadel Hill 2000 Ltd.
By: /s/ Stephen Lockhart
Title: Authorized Signatory

CSAM Funding I
By: /s/ Andrew Marshak
Title: Authorized Signatory

Blue Square Funding Series 3
By: Bankers Trust Company,
as Trustee

By: /s/ Jennifer Bohannon
Title: Associate

ELF Funding Trust I
By: Highland Capital Management, L.P.
as Collateral Manager

By: /s/ Mark K. Okada, CFA
Title: Executive Vice President

KZH Highland-2 LLC
By: /s/ Susan Lee
Title: Authorized Agent

SRV-Highland, Inc.
By: /s/ Ann E. Morris
Title: Asst. Vice President

SRF 2000 LLC
By: /s/ Ann E. Morris
Title: Asst. Vice President

SRF Trading, Inc.
By: /s/ Ann E. Morris
Title: Asst. Vice President

Liberty – Stein Roe Advisors Floating Rate Advantage Fund,
By: Stein Roe & Farnham Incorporated, as Advisors

By: /s/ James R. Fellows
Title: Sr. Vice President and Portfolio Manager

Stein Roe Floating Rate Limited Liability Company
By: /s/ James R. Fellows
Title: Sr. Vice President and Portfolio Manager

Stein Roe & Farnham Incorporated, as Advisor to the Stein Roe Floating Rate Limited Liability Company

Stein Roe & Farnham Incorporated, as agent for Keyport Life Insurance Company
By: /s/ James R. Fellows
Title: Sr. Vice President and Portfolio Manager

Textron Financial Corporation
By: /s/ Matthew J. Colgun
Title: Director

GUARANTORS:	MANUFACTURERS’ SERVICES LIMITED

By: /s/ R.L. Buckingham
Title: Vice President and Treasurer

MANUFACTURERS’ SERVICES CENTRAL U.S. OPERATIONS, INC.

By: /s/ R.L. Buckingham
Title: Treasurer

MANUFACTURERS’ SERVICES WESTERN U.S. OPERATIONS, INC

By: /s/ R.L. Buckingham
Title: Treasurer

MANUFACTURERS’ SERVICES SALT LAKE CITY OPERATIONS, INC.

By: /s/ R.L. Buckingham
Title: Vice President and Treasurer

MSL SPV SPAIN, INC.

By: /s/ R.L. Buckingham
Title: Vice President and Treasurer

MSL LOWELL OPERATIONS, INC. (formerly MSL/QUALITRONICS, INC.)

By: /s/ R.L. Buckingham
Title: Vice President and Treasurer